Exhibit 1.3

Investor Relations Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation makes filings under Hart-Scott-Rodino

[Atlanta and Hong Kong, July 18, 2006] CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced that in connection with its tender offer for all of the outstanding share of Onyx Software Corporation, it is making the required pre-merger notification filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 today.

On July 12, 2006, CDC Corporation commenced a $5.00 per share all cash tender offer for Onyx.  A condition to the offer was for the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to have expired or be terminated.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website: www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the tender offer and regulatory filings in connection with the tender offer. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: the outcome of litigation; whether the conditions to the tender offer will be satisfied; the application of certain anti-takeover provisions contained in Onyx’s Articles of Incorporation and in Washington’s Business Corporation Act; the final structure of any proposed transaction; and the approval of the required regulatory authorities. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

About the Tender Offer
The offer to buy Onyx Software Corporation’s common stock is only made pursuant to the Offer to Purchase and related materials that CDC Corporation and CDC Software Acquisition Corp. filed on July 12, 2006. Shareholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Shareholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from D.F. King & Co., Inc., the Information Agent for the offer, or from CDC Corporation.

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